Exhibit 23(ii) CONSENT OF
INDEPENDENT PUBLIC ACCOUNTANTS We consent to the incorporation by reference in the following registration statements of The Care Group, Inc. (the
"Registrant"), a Delaware corporation of our report dated March 22, 1994 appearing in this Annual Report on Form 10-K for the year ended December 31, 1993: Registration Statement on Form S-8 (333- 00849), effective February 12, 1996, Registration Statement on Form S-3 (33- 90836), effective August 14, 1995 and Registration Statement on Form S-3 (333- 83), effective January 19, 1996. /s/ Holtz Rubenstein & Co. LLP Holtz Rubenstein & Co., LLP Holtz Rubenstein & Co., LLP (successor to the practice of Geschwind, Davidson & Co., Certified Public Accountants, who audited the financial statements for the year ended December 31, 1993) Melville New York March 26, 1996